================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                             --------------------

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                SONOSITE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


                           CALCULATION OF FILING FEE

=====================================================================================================================
                                                        Per unit price or
                                                         other underlying
Title of each class of     Aggregate number of         value of transaction       Proposed maximum
 securities to which       securities to which         computed pursuant to       aggregate value
 transaction applies:      transaction applies:       Exchange Act Rule 0-11:     of transaction:      Total Fee Paid
=====================================================================================================================

=====================================================================================================================


[_]  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

================================================================================

                            [LOGO OF SONOSITE, INC.]

March 27, 2000

Dear Shareholder:

  You are cordially invited to attend the 2000 Annual Meeting of Shareholders of SonoSite, Inc., which will be held on Wednesday, May 3, at 9:00 a.m., local time, at the Bellevue Club, 11200 Southeast Sixth Street, Bellevue, Washington.

  At the annual meeting, you will elect nine directors to SonoSite's board of directors and transact any other business properly presented at the meeting.

  SONOSITE'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR.

  You should read carefully the accompanying notice of annual meeting of shareholders and the proxy statement for additional related information.

  Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. Your stock will be voted in accordance with the instructions you have given in your proxy. If you attend the annual meeting, you may vote in person if you wish, even though you previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          /s/ Kevin M. Goodwin

                                          Kevin M. Goodwin
                                          President and Chief Executive
                                           Officer

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                           [LOGO OF SONOSITE, INC.]

                                SONOSITE, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD WEDNESDAY, MAY 3, 2000

  We will hold the 2000 Annual Meeting of Shareholders of SonoSite, Inc. at 9:00 a.m., local time, on Wednesday, May 3, 2000 at the Bellevue Club, 11200 Southeast Sixth Street, Bellevue, Washington, for the following purposes:

  (1)  To elect nine directors of SonoSite.

  (2) To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

  The board of directors fixed the close of business on March 15, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting.

  The directors elected will be the nine candidates receiving the greatest number of votes cast, in person or by proxy, at the annual meeting.

  You are cordially invited to attend the annual meeting. To ensure your representation at the annual meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope, even if you plan to attend the annual meeting. The shares will be voted in accordance with the instructions you give in your proxy. You may revoke your proxy at anytime before it is voted by returning a proxy for the same shares bearing a later date, filing with the Secretary of SonoSite a written revocation bearing a later date or by attending the annual meeting and voting in person.

                                          By order of the Board of Directors

                                          /s/ Donald F. (Guy) Seaton III

                                          Donald F. (Guy) Seaton III
                                          Chief Financial Officer and
                                           Secretary
Bothell, Washington
March 27, 2000

                                 SONOSITE, INC.

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

  This proxy statement is being furnished to holders of shares of common stock of SonoSite in connection with the solicitation of proxies by our board of directors for use at our 2000 Annual Meeting of Shareholders held at the Bellevue Club, 11200 Southeast Sixth Street, Bellevue, Washington at 9:00 a.m., local time, on Wednesday, May 3, 2000. Matters to be considered at the annual meeting are set forth in the accompanying notice of annual meeting of shareholders. The principal executive offices of SonoSite are located at 19807 North Creek Parkway, Suite 200, Bothell, Washington 98011-8214. It is expected that this proxy statement and accompanying form of proxy will be mailed to shareholders on March 27, 1999.

Record Date; Shares Entitled to Vote; Vote Required

  Only our shareholders of record at the close of business on March 15, 2000 are entitled to notice of and to vote at the annual meeting. On that date there were 9,318,826 shares of common stock outstanding. The number of shareholders of record of the common stock on March 15, 2000, was 4,945. This figure does not include the number of shareholders whose shares are held by a broker or clearing agency, but does include each such brokerage house or clearing agency as one holder of record.

Revocability of Proxies

  Shares represented at the annual meeting by properly executed proxies will be voted at the annual meeting and, where the shareholder giving the proxy specifies a choice, the proxy will be voted in accordance with the specification so made. A proxy may be revoked by a shareholder at anytime either by (1) filing with the Secretary of SonoSite, prior to the annual meeting, either a written revocation or a duly executed proxy bearing a later date or (2) attending the annual meeting and voting in person, regardless of whether a proxy has previously been given. Presence at the annual meeting will not revoke the shareholder's proxy unless such shareholder votes in person.

Quorum and Voting

  You will be entitled to one vote per share of common stock you hold. You are not entitled to cumulative voting rights in the election of directors. Action may be taken on a matter submitted to shareholders at the annual meeting only if a quorum exists. One third of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, constitutes a quorum.

  Under applicable law and SonoSite's Restated Articles of Incorporation and Bylaws, if a quorum is present at the annual meeting, the nine nominees for election of directors who receive the greatest number of votes cast for the election of directors by shares present in person or represented by proxy and entitled to vote shall be elected director. Abstentions from voting on the election of directors will have no impact on the outcome because no vote has been cast in favor of any nominee.

  When brokers holding stock for the accounts of their clients vote proxies on some but not all of the proposals at a meeting, the missing votes are referred to as "broker nonvotes." Under the rules of the National Association of Security Dealers, such brokers who have not been given specific voting instructions by their clients as to the election of directors may vote their clients' proxies in their own discretion. Accordingly, there cannot be any broker nonvotes as to the election of directors.

Solicitation of Proxies

  Proxies may be solicited by our directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited in person, by mail and telephone. Any costs relating to such solicitation will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding solicitation materials to beneficial owners.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  At the annual meeting, nine directors are to be elected to hold office for a term of one year and, in each case, until his successor shall be elected and shall qualify. The board of directors has no reason to believe that any of the nominees listed below will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee.

  Unless authority to do so is withheld, the persons named as proxies in the accompanying proxy will vote FOR the election of the nominees listed below.

  The following table sets forth the name and age of each nominee for election as a director, the positions and offices held by the nominee with SonoSite and the period during which the nominee has served as a director of SonoSite.

Nominees

                                           Positions and Offices With   Director
                Name                 Age            SonoSite             Since
                ----                 ---   --------------------------   --------
Kirby L. Cramer.....................  63 Chairman of the Board of         1998
                                          Directors
Kevin M. Goodwin....................  42 President, Chief Executive       1998
                                          Officer and Director
Edward V. Fritzky...................  49 Director                         1998
Steven R. Goldstein, M.D. ..........  49 Director                         1998
Ernest Mario, Ph.D. ................  62 Director                         1999
William G. Parzybok, Jr. ...........  57 Director                         1998
Jeffrey Pfeffer, Ph.D. .............  53 Director                         1998
Dennis A. Sarti, M.D. ..............  57 Director                         1998
Jacques Souquet, Ph.D. .............  52 Director                         1998

  Kirby L. Cramer has served as our Chairman of the board of directors since April 1998. Since 1991, Mr. Cramer has served as Chairman Emeritus of Hazleton Laboratories Corporation, a contract biological and chemical research laboratory, which was acquired by Corning Incorporated in 1987. Since 1993, he has also served as Chairman of Northwestern Trust Company, a capital management company. From 1987 to 1991, Mr. Cramer served as Chairman of Hazleton Laboratories Corporation. From 1968 to 1987, Mr. Cramer served as Chief Executive Officer of Hazleton Laboratories Corporation. In addition to the above, Mr. Cramer is a member of the boards of directors of Immunex Corporation, a biotechnology company, DJ Orthopedics Corporation, an orthopedic device company, Huntingdon Life Sciences Group plc, a contract clinical testing laboratory, The Commerce Bank of Washington, a savings and loan institution, N.A., Landec Corporation, a supplier of shipboard local area networks, and Ragen MacKenzie Group Incorporated, a retail securities brokerage. Mr. Cramer holds a B.A. degree from Northwestern University and an M.B.A. degree from the University of Washington and is a graduate of the Harvard Business School's Advanced Management Program.

  Kevin M. Goodwin has served as our President, Chief Executive Officer and a director since April 1998. From February 1997 to April 1998, Mr. Goodwin served as Vice President and General Manager of ATL Ultrasound, Inc.'s handheld systems business group. From August 1991 to February 1997, Mr. Goodwin served as Vice President and General Manager of ATL Ultrasound's businesses in Asia, the Pacific and Latin America. From 1987 to August 1991, Mr. Goodwin served in a variety of sales positions at ATL Ultrasound. From 1980 to 1987, Mr. Goodwin served in various management positions with American Hospital Supply, Picker International, and Baxter Healthcare Corporation, all medical equipment and supply distributors. Mr. Goodwin holds a degree in business administration from Monmouth College, with an emphasis on hospital management, and attended the Executive Program at the Stanford Graduate School of Business.

  Edward V. Fritzky has served as a director of SonoSite since April 1998. Mr. Fritzky has served as Chairman of the board and Chief Executive Officer of Immunex Corporation, a biotechnology company, since January 1994. From 1992 to 1994, he served as President of Lederle Laboratories, a division of American Cyanamid Company, a pharmaceutical and chemical company. Mr. Fritzky was Vice President of Lederle Laboratories from 1989 to 1992. Prior to joining Lederle Laboratories, he was an executive at Searle Pharmaceuticals, Inc., a subsidiary of the Monsanto Company, a pharmaceutical and chemical company. During his tenure at Searle, Mr. Fritzky was Vice President, Marketing for the United States and later President and General Manager of Searle Canada, Inc., a joint venture with Lorex Pharmaceuticals. Mr. Fritzky also serves on the board of directors of Geron Corporation, a biopharmaceutical company. Mr. Fritzky holds a B.A. degree from Duquesne University and is a graduate of the Advanced Executive Program at the J.L. Kellogg Graduate School of Management at Northwestern University.

  Steven R. Goldstein, M.D. has served as a director of SonoSite since April 1998. Since 1995, he has served as Professor of Obstetrics and Gynecology at New York University School of Medicine. Since July 1980, Dr. Goldstein has held various positions as a doctor of Obstetrics and Gynecology at New York University Medical Center, serving as Director of Gynecological Ultrasound since 1994, and as Co-Director of Bone Densitometry for the Department of Obstetrics and Gynecology since 1997. Dr. Goldstein holds an M.D. degree from New York University School of Medicine and completed his residency in Obstetrics and Gynecology at New York University-affiliated hospitals in 1980.

  Ernest Mario, Ph.D. has served as a director of SonoSite since December 1999. Since 1993, Dr. Mario has served as Chairman of the board and Chief Executive Officer of ALZA Corporation, a manufacturer of therapeutic drug delivery systems. Prior to joining ALZA, Dr. Mario served as Chief Executive of Glaxo Holdings plc, a pharmaceutical corporation, from May 1989 to March 1993, and as Deputy Chairman from January 1992 to March 1993. Prior to that time, Dr. Mario served as Chairman and Chief Executive Officer of Glaxo, Inc., a subsidiary of Glaxo Holdings, from 1988 to 1989 and as President and Chief Operating Officer of Glaxo, Inc. from 1986 to 1988. Dr. Mario is also a Director of Catalytica, Inc., a biotechnology company, COR Therapeutics, Inc., a cardio-therapeutics company, and Pharmaceutical Product Development, Inc., a pharmaceutical product company. Dr. Mario holds a B.S. from Rutgers University, and M.S. and Ph.D. degrees in physical sciences from the University of Rhode Island. He is an adjunct professor of pharmacy at the University of Rhode Island, and holds honorary doctorates from the University of Rhode Island and Rutgers University.

  William G. Parzybok, Jr. has served as a director of SonoSite since May 1998. From February 1991 to July 1998, Mr. Parzybok was Chairman of the board and Chief Executive Officer of Fluke Corporation, a manufacturer of electronic test and measurement instruments. From 1988 to 1991, he served as Vice President and General Manager of various groups of Hewlett-Packard Company, a computer hardware and instrument manufacturer. Mr. Parzybok is a director of Penford Corporation, a chemical company, and WRQ, Inc., a software company. Mr. Parzybok holds B.S. and M.S. degrees from Colorado State University.

  Jeffrey Pfeffer, Ph.D. has served as a director of SonoSite since April 1998. He is the Thomas D. Dee II Professor of Organizational Behavior at the Graduate School of Business at Stanford University, where he has been a faculty member since 1979. He also served on the faculty at the University of Illinois and the University of California at Berkeley and served as the Thomas Henry Carroll-Ford Foundation Visiting Professor of Business Administration at Harvard Business School. Dr. Pfeffer is a member of the boards of directors of Portola Packaging, Inc., a plastic closure manufacturer, and Resumix, Inc., a Web-based human resources company. Dr. Pfeffer holds B.S. and M.S. degrees from Carnegie Mellon University and a Ph.D. from Stanford University.

  Dennis A. Sarti, M.D. has served as a director of SonoSite since July 1998. Since October 1993, Dr. Sarti, a radiologist, has served as Chairman of the Department of Medical Imaging at St. John's Health Center in Santa Monica, California. Since April 1994, he has also served as director of the Technology Steering Committee for St. John's Health Center. From July 1978 to July 1986, Dr. Sarti served as the Director of

Diagnostic Ultrasound at the UCLA School of Medicine. Dr. Sarti holds a B.S. degree from St. Vincent's College and an M.D. degree from the University of Pittsburgh School of Medicine.

  Jacques Souquet, Ph.D. has served as a director of SonoSite since March 1998. Dr. Souquet has served as Chief Technology Officer and Senior Vice President for Product Generation at ATL Ultrasound since June 1993. From March 1989 to June 1993, Dr. Souquet served as Director of Strategic Marketing and Product Planning and Vice President for Product Generation of ATL Ultrasound. He joined ATL Ultrasound in August 1981 as a principal scientist in the cardiology division. Dr. Souquet received a High Engineering Degree from Ecole Superieure d'Electricite of Paris, France, a Ph.D. degree from Orsay University of France in the field of optical memory, and a second Ph.D. degree from Stanford University in the field of new acoustic imaging techniques for medical ultrasound applications and nondestructive testing.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES.

Director Compensation

  Directors who are employees of SonoSite do not receive any fee for their services as directors. Directors who are not employees of SonoSite are paid an annual retainer of $16,000 plus $1,000 for each sequence of board of directors and committee meetings attended. Any nonemployee director serving as Chairman of the board is paid an additional $75,000 per year. We also reimburse directors for reasonable expenses they incur in attending meetings of the board.

  Directors are eligible to receive options to purchase shares of our common stock under our Nonemployee Director Stock Option Plan and our Amended and Restated 1998 Option, Stock, Appreciation Right, Restricted Stock, Stock Grant and Performance Unit Plan (the "1998 Plan"). Under these plans, we established a program under which each nonemployee director automatically receives an option to purchase 10,000 shares of our common stock on the date of his or her first SonoSite board meeting. Each nonemployee director thereafter receives an option to purchase 5,000 shares of our common stock on the anniversary date of the initial grant for as long as the director serves on our board. In lieu of these grants, a nonemployee director elected as Chairman of our board will receive, upon his or her initial election to this position, an option to purchase 25,000 shares of our common stock. The Chairman will thereafter automatically receive an option to purchase 10,000 shares of our common stock on the anniversary date of the first Chairman grant as long as the director serves in that position. All options have an exercise price equal to the fair market value of the common stock on the date of grant. Options vest twelve months after the date of grant, assuming a director's continued service on our board during this time. Options expire on the tenth anniversary of the date of grant, subject to earlier termination if a director ceases to be a director. Immediately prior to a merger, consolidation, liquidation or similar reorganization of SonoSite, an option granted under these plans may be exercised in whole or in part, regardless of whether the vesting schedule for the options have been satisfied.

Information on Committees of the Board of Directors and Meetings

  We have established a compensation committee and an audit committee. Each of these committees is responsible to the board of directors and its activities are subject to approval of the board. The functions performed by these committees are summarized below.

  Compensation Committee. The compensation committee's responsibilities include:

  . reviewing and approving the compensation and benefits for directors and our executive officers;

  .  administering our incentive compensation and benefits plans; and

  .  making recommendations to the board of directors regarding such matters.

  The members of the compensation committee currently are Mr. Parzybok (Chairman), Dr. Pfeffer and Dr. Sarti. There were four compensation committee meetings in 1999.

  Audit Committee. The audit committee's responsibilities include:

  .  facilitating the Company's relationship with independent auditors;

  . reviewing and assessing the performance of accounting and finance personnel within the Company;

  . communicating to the full board of directors the results of work performed by and issues raised by the Company's independent auditors and legal counsel; and

  . evaluating the Company's management of assets and reviewing policies relating to asset management.

  The members of the audit committee currently are Mr. Fritzky (Chairman), Dr. Souquet and Dr. Goldstein. There were four audit committee meetings in 1999.

  In 1999, there were seven meetings of the board of directors. Each board member attended at least 75% of the meetings of the board and each committee of which he was a member.

Compensation Committee Interlocks and Insider Participation

  None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of our compensation committee or board of directors.

                               EXECUTIVE OFFICERS

  The executive officers of SonoSite, and their ages as of December 31, 1999, are as follows:

                                                                        Officer
             Name             Age               Position                 Since
             ----             ---               --------                -------
 Andrew T. Dunn..............  37 Vice President-Marketing               1999
 Kevin M. Goodwin............  42 President, Chief Executive Officer
                                   and Director                          1998
 Allen W. Guisinger..........  57 Vice President-North American Sales
                                   and Distribution                      1998
 David H. Gusdorf............  45 Vice President-Strategic Market
                                   Development                           1998
 Jens U. Quistgaard, Ph.D. ..  36 Vice President-Product Development     1998
 Donald F. (Guy) Seaton III..  42 Vice President-Operations, Chief
                                   Financial Officer, Treasurer and
                                   Secretary                             1998
 Douglas W. Tefft............  53 Vice President-Business Development
                                   and International Distribution        1998

  For a biographical summary of Mr. Goodwin, see "ELECTION OF DIRECTORS -- Nominees."

  Andrew T. Dunn has served as our Vice President-Marketing since October, 1999. Mr. Dunn joined SonoSite in 1998 as a Director of Marketing. From 1997 to 1998, Mr. Dunn was Vice President of Marketing for Lucent Medical Systems, a medical-device start-up company. At Lucent Medical Systems, Mr. Dunn was responsible for strategic planning, product development, emerging markets research, distribution and promotion. From 1989 to 1997, Mr. Dunn held a series of positions with Physio-Control International, a medical-device manufacturer, including Group Marketing Manager for worldwide products, Group Marketing Manager for new products, International Marketing Manager and Japan-Area Sales Manager. Mr. Dunn holds a master of management degree from the J.L. Kellogg Graduate School of Management at Northwestern University, and a B.A. degree from Dartmouth College.

  Allen W. Guisinger has served as our Vice President-North American Sales and Distribution since October 1999. From November 1998 to September 1999, Mr. Guisinger served as our Vice President--Global Education and Strategic Partnerships. From January 1993 to November 1998, he operated Marketek Professional Services, a strategic consulting business for high-technology companies, during which time he served as a consultant for ATL Ultrasound and SonoSite. From January 1986 to December 1992, he served as

Vice President of Sales and Marketing of ATL Ultrasound, except during 1990, when he served as President of ATL Ultrasound. From December 1982 to January 1985, he served as Director of Marketing of Johnson & Johnson Ultrasound, a subsidiary of Johnson & Johnson. From December 1981 to November 1982, he served as Senior Product Manager for ADR, Inc., an ultrasound equipment manufacturer. Mr. Guisinger holds a B.S. degree from Kansas State University and an M.B.A. degree from City University in Seattle, Washington.

  David H. Gusdorf has served as our Vice President-Strategic Market Development since October 1999. From May 1998 to September 1999, Mr. Gusdorf served as our Vice President-Marketing. From July 1996 to April 1998, Mr. Gusdorf served as Vice President of Worldwide Marketing of Chiron Diagnostics, Inc., a critical care diagnostics company. From January 1990 to July 1996, Mr. Gusdorf worked for Johnson & Johnson, a medical supply company, during which time he served as Director of Marketing. He holds B.A. and M.B.A. degrees from San Jose State University.

  Jens U. Quistgaard, Ph.D. has served as our Vice President-Product Development since April 1998. From April 1998 to June 1999, Dr. Quistgaard served as our Vice President-Operations. From February 1997 to April 1998, Dr. Quistgaard served as Executive Director of Product Generation of ATL Ultrasound's handheld systems business group. From July 1995 to January 1997, Dr. Quistgaard served as Chief of the senior technology staff of ATL Ultrasound. He joined ATL Ultrasound in 1990 as a senior engineer. Dr. Quistgaard holds a B.S. degree in mathematics and computational sciences from Stanford University and a Ph.D. degree in electrical engineering from the University of Washington.

  Donald F. (Guy) Seaton III has served as our Vice President-Operations since July 1999, Chief Financial Officer and Treasurer since June 1998 and Secretary since December 1998. From June 1998 to October 1999, Mr. Seaton served as our Vice President-Business Development. From April 1994 to June 1998, Mr. Seaton served as Vice President, Finance, Chief Financial Officer and Secretary of InControl, Inc., a developer of implantable atrial defibrillators. From January 1993 to March 1994, Mr. Seaton worked for Interpoint Corporation, a microelectronics company, serving as Vice President of Business Development and Administration from January to March 1994. Mr. Seaton holds a B.A. degree from Stanford University and an M.B.A. degree from the University of Chicago.

  Douglas W. Tefft has served as our Vice President-Business Development and International Distribution since October 1999, and Vice President-Global Distribution since May 1998. From December 1991 to May 1998, Mr. Tefft served as Director of Latin American Operations of ATL Ultrasound. From October 1988 to December 1991, Mr. Tefft served as Director of Finance of ATL Ultrasound. He holds B.A. and M.B.A. degrees from the University of Washington.

                             EXECUTIVE COMPENSATION

Compensation Summary

  The following table sets forth certain information regarding compensation paid to our chief executive officer and our four other most highly compensated executive officers for the years ended December 31, 1999 and 1998 (the named executive officers).

                                                    Long-Term
                                                   Compensation
                                      Annual          Awards
                                   Compensation    ------------
                                ------------------ Common Stock
    Name and Principal                              Underlying     All Other
         Position          Year Salary($) Bonus($)  Options(#)  Compensation($)
    ------------------     ---- --------- -------- ------------ ---------------
Kevin M. Goodwin.......... 1999 $225,000      --      30,000        $8,941
  President and Chief      1998  160,096      --     152,082         4,503
  Executive Officer(1)

Donald F. (Guy) Seaton
 III...................... 1999  180,000      --      20,000         6,866
  Vice President-          1998  100,385      --      75,000         3,784
  Operations, Chief
  Financial Officer,
  Treasurer and
  Secretary(2)

David H. Gusdorf.......... 1999  170,000      --       5,000         5,172
  Vice President-Strategic 1998  104,615   $5,000     60,000         4,831
  Market Development(3)

Allen W. Guisinger........ 1999  165,000      --      20,000           851
  Vice President-North     1998   61,969      --      65,000           --
  American Sales &
  Distribution(4)

Jens U. Quistgaard........ 1999  162,308      --      20,000         6,816
  Vice President-Product   1998  106,731      --      85,137         5,476
  Development(5)

--------
(1) All Other Compensation for 1999 represents $8,375 in employer-matching contributions made to the SonoSite 401(k) Retirement Savings Plan and group term life premiums of $566 paid by SonoSite. 1998 Salary represents compensation received from April 6, 1998 through December 31, 1998.
(2) All Other Compensation for 1999 represents $6,300 in employer-matching contributions made to the SonoSite 401(k) Retirement Savings Plan and group term life premiums of $566 paid by SonoSite. 1998 Salary represents compensation received from June 1, 1998 through December 31, 1998.
(3) All Other Compensation for 1999 represents $4,606 in employer-matching contributions made to the SonoSite 401(k) Retirement Savings Plan and group term life premiums of $566 paid by SonoSite. 1998 Salary represents compensation received from May 11, 1998 through December 31, 1998.
(4) All Other Compensation for 1999 represents $285 in employer-matching contributions made to the SonoSite 401(k) Retirement Savings Plan and group term life premiums of $566 paid by SonoSite. 1998 Salary reflects compensation received as a consultant from April 1, 1998 through November 25, 1998, and as an executive from November 30, 1998 through December 31, 1998.
(5) All Other Compensation for 1999 represents $6,250 in employer-matching contributions made to the SonoSite 401(k) Retirement Savings Plan and group term life premiums of $566 paid by SonoSite. 1998 Salary represents compensation received from April 6, 1998 through December 31, 1998.

 Option Grants in 1999

  The following table sets forth information regarding stock options granted to our named executive officers during the year ended December 31, 1999.

                                                                        Potential
                                     Individual Grants              Realizable Value
                         ------------------------------------------ at Assumed Annual
                                    Percent of                       Rates of Stock
                         Number of    Total                               Price
                         Securities  Options   Exercise             Appreciation for
                         Underlying Granted to  Price                Option Term(3)
                          Options   Employees    Per    Expiration  -----------------
          Name            Granted   in 1999(1) Share(2)    Date      5%($)    10%($)
          ----           ---------- ---------- -------- ----------- -------- --------
Kevin M. Goodwin........   30,000      4.27%   $15.469  May 6, 2009 $291,852 $739,608
Donald F. (Guy) Seaton
 III....................   20,000      2.84%    15.469  May 6, 2009  194,567  493,072
David H. Gusdorf........    5,000       .71%    15.469  May 6, 2009   48,642  123,268
Allen W. Guisinger......   20,000      2.84%    15.469  May 6, 2009  194,567  493,072
Jens U. Quistgaard......   20,000      2.84%    15.469  May 6, 2009  194,567  493,072

--------
(1)  Based on a total of 703,300 options granted to employees during 1999.
(2) The exercise price per share is the average of the high and low sales prices of the Common Stock as reported on the date of the grant by the Nasdaq National Market.
(3) The assumed rates of appreciation are prescribed by the Securities and Exchange Commission for illustrative purposes only and are not intended to forecast or predict future stock prices.

 Option Exercises and Year-End Values

  The following table sets forth information regarding unexercised options held as of December 31, 1999 by the named executive officers. None of our named executive officers exercised stock options during 1999.

                                   Number of
                             Securities Underlying     Value of Unexercised
                            Unexercised Options at    In-the-Money Options at
                             December 31, 1999(#)     December 31, 1999($)(1)
                           ------------------------- -------------------------
           Name            Exercisable Unexercisable Exercisable Unexercisable
           ----            ----------- ------------- ----------- -------------
Kevin M. Goodwin..........   39,165       142,917     $969,842    $3,272,316
Donald F. (Guy) Seaton
 III......................   18,750        76,250      462,891     1,711,792
David H. Gusdorf..........   15,000        50,000      370,313     1,191,718
Allen W. Guisinger........   16,250        68,750      366,484     1,422,573
Jens U. Quistgaard........   21,349        83,788      527,098     1,897,910

--------
(1) The value of the unexercised options is calculated based on the closing price of our common stock as reported on the Nasdaq National Market on December 31, 1999, which was $31.625 per share.

Change-in-Control Arrangements

  Change-in-Control Agreements. We have entered into change-in-control agreements with Messrs. Goodwin, Gusdorf, Guisinger, and Seaton, and Dr. Quistgaard, our named executive officers. These agreements, which are substantially similar to each other, provide that, in the event of a change in control of SonoSite, the executive will receive an annual base salary that is no less than the annual base salary in effect immediately before the change in control, and an annual bonus equal to at least the average of the three annual bonuses paid to the executive in the three years prior to the change in control. The agreements also provide that the executive will be entitled to continue participating in our employee benefits plans and welfare benefits plans or programs. The agreements also provide that we must make severance payments equal to two times the sum of the executive's annual base salary. We must also make an additional payment equal to the executive's bonus for the fiscal year ended immediately prior to the change in control, or, if no bonus was paid in the prior year, an additional payment of 10% of base salary. The agreements also provide for payments to the executive if the executive suffers a disability while employed by us and provides for payments to the executive's estate if the executive dies while employed by us.

  1998 Plan. Under the 1998 Plan, upon a change of control, each outstanding option and stock appreciation right will automatically become exercisable in full for the total remaining number of shares covered by the option or stock appreciation right. In addition, during the 90-day period following a change of control, an optionee may choose to receive cash equal to the difference between the exercise price of the option and the fair market value of a share of common stock of SonoSite determined as described above for a limited stock appreciation right (except for optionees with related stock appreciation rights and, in the case of a director, any director who received an option without related stock appreciation rights and during the six-month period prior to the change of control), in lieu of exercising the option and paying the option price. Also, all restrictions on shares of restricted stock will lapse upon a change of control, and performance units will be paid (unless the optionee has previously had his or her benefits under this plural deferred (in which case this payment is also deferred)) pro rata to the date of a change of control, and all amounts otherwise deferred by SonoSite and any employee in connection with performance units will be distributed.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The compensation committee of the board of directors is currently comprised of William G. Parzybok, Jr., Jeffrey Pfeffer, Ph.D. and Dennis A. Sarti, M.D., all of whom are nonemployee directors. The compensation committee is responsible for SonoSite's executive compensation program and for administering the 1998 Plan. On an annual basis, the compensation committee evaluates the performance and compensation of SonoSite's executive officers.

  Our executive compensation philosophy is based on two key elements. The first is to attract and retain talented executive personnel by paying them market or a premium to market base salary. Offering market or premium to market base salary is designed to provide the executive personnel with the benefits of a stable base compensation that is comparable to what they would receive from most of our competitors. The second element is to provide executive personnel with a substantial equity position in the form of stock options. These stock options link individual compensation to individual contribution and company performance, and align the executives' financial interests with those of our shareholders.

  Base Salaries. We determined at the time of our spin-off from ATL Ultrasound that our executive officers would not be eligible for an increase in base salary until 2000. Accordingly, with the exceptions of Dr. Quistgaard, who received a $20,000 increase to his base salary in May 1999, and Mr. Dunn, who received an increase to his base salary in connection with his promotion to Vice President-Marketing in October 1999, the base salaries of our executive officers have not increased from those established at the time of hire. The 1999 base salaries of Mr. Goodwin, the Company's President and Chief Executive Officer, and Dr. Quistgaard, Vice President-Product Development, were determined by ATL Ultrasound, Inc. at the time of our spin-off from ATL Ultrasound. We determined the 1998 base salary of the other executive officers at the time of each executive officer's date of hire.

  Beginning in 2000, the compensation committee plans to annually review the compensation levels of our executive officers in comparison to

  .  third party surveys of salaries within the medical-device industry;

  . an informal survey of reported executive salary information for publicly held medical-device companies having market capitalization comparable to ours; and

  . the salary levels of executives at selected publicly traded medical device companies.

Based on the compensation committee's review of our executive officer base salaries and after considering our performance during the previous year, the compensation committee intends to direct adjustments consistent with the compensation committee's goal of providing market or premium to market base salaries. Among other things, the compensation committee intends to consider our performance during the preceding year in deciding whether to provide market or premium to market base salaries, and the amount of any such premium.

  Stock Option Grants. Stock options are granted to provide a long-term incentive opportunity that is directly linked to increase in shareholder value. Generally, they are granted with an exercise price at least equal to the market value of common stock on the date of the grant, have a term of ten years, and become exercisable in 25% annual increments beginning one year after the date of grant. To encourage stock retention, all options are granted as incentive stock options to the maximum extent possible under the Internal Revenue Code. The compensation committee considers the officers' performance during the past year when determining the amount of stock options to be granted to the executive officers.

  During 1999, the compensation committee considered SonoSite's performance during the period following the spin-off and granted options to purchase shares of SonoSite stock to the officers named in this report. Mr. Goodwin received a grant to purchase 30,000 shares of stock; other officers named in this proxy statement received grants to purchase between 5,000 and 20,000 shares.

  The compensation committee has not formally adopted a policy with respect to the application of Section 162(m) of the Internal Revenue Code, which generally imposes an annual corporate deduction limitation of $1,000,000 on the compensation of our executive officers. Pursuant to Section 162(m), compensation above $1,000,000 may be deducted if it is "performance-based compensation" within the meaning of the Code and approved by the Company's shareholders. Stock options granted under the 1998 Plan will qualify as "performance-based compensation."

                                          Compensation Committee

                                          William G. Parzybok, Jr. (Chairman)
                                          Jeffrey Pfeffer, Ph.D.
                                          Dennis A. Sarti, M.D.

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total return on shares of SonoSite's common stock with the cumulative total return of the Nasdaq National Market, U.S. Index and the Nasdaq Medical Devices, Instruments and Supplies, Manufacturers Stocks Index for the period beginning on April 7, 1998 and ending on December 31, 1999.

                  Comparison of Cumulative Total Return Among
             SonoSite, Inc., Nasdaq National Market, U.S. Index and
  Nasdaq Medical Devices, Instruments and Supplies, Manufacturers Stocks Index




                        [PERFORMANCE GRAPH APPEARS HERE]

                                                     4/07/98 12/31/98 12/31/99
                                                     ------- -------- --------
     SonoSite, Inc. ................................ 100.00    94.32   287.50
     Nasdaq National Market, U.S. Index............. 100.00   122.84   222.50
     Nasdaq Medical Devices, Instruments and
      Supplies, Manufacturers Stocks Index.......... 100.00   104.80   126.80

  Assumes $100 invested in SonoSite, Inc. common stock, the Nasdaq National Market, U.S. Index and the Nasdaq Medical Devices, Instruments and Supplies, Manufacturers Stocks Index, with all dividends reinvested. Stock price shown above for the common stock is historical and not indicative of future price performance.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file.

  Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no forms were required for those persons, we believe that during the 1999 fiscal year, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

  The following table summarizes information regarding the beneficial ownership of our outstanding common stock as of December 31, 1999 for (1) each person or group that we know owns more than 5% of the common stock, (2) each of our directors, (3) each of our executive officers, and (4) all of our directors and executive officers as a group.

  Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names. As of December 31, 1999, 9,209,633 shares of common stock were issued and outstanding. The following officers and directors can be reached at our principal offices.

                                        Number of Shares  Percent of Shares
 Name and Address of Beneficial Owner  Beneficially Owned Beneficially Owned
 ------------------------------------  ------------------ ------------------
WM Advisors, Inc.(1)..................      794,624              8.63%
  1201 Third Avenue, Suite 1400
  Seattle, WA 98101
Scudder Kemper Investments, Inc.(1)...      495,000              5.37%
  345 Park Avenue
  New York, NY 10154
Putnam Investments, Inc.(1)...........      477,100              5.18%
  One Post Office Square
  Boston, MA 02109
Lord, Abbett & Co.(1).................      469,500              5.10%
  90 Hudson Street
  Jersey City, NJ 07302
Kevin M. Goodwin(2)...................       68,467                *
Kirby L. Cramer(3)....................       66,832                *
Douglas W. Tefft(4)...................       40,221                *
Dennis A. Sarti, M.D.(5)..............       35,000                *
Donald F. (Guy) Seaton III(6).........       33,250                *
Jacques Souquet, Ph.D.(7).............       32,845                *
Jens U. Quistgaard, Ph.D.(8)..........       32,349                *
Allen W. Guisinger(9).................       32,150                *
David H. Gusdorf(10)..................       19,000                *
William G. Parzybok, Jr.(11)..........       17,000                *
Jeffrey Pfeffer, Ph.D.(12)............       15,800                *
Andrew T. Dunn(13)....................       11,030                *
Edward V. Fritzky(11).................       11,000                *
Steven R. Goldstein, M.D.(11) ........       10,033                *
Ernest Mario, Ph.D.(14)...............       10,000                *
All directors and executive officers
 as a group (15 persons)(15)..........      434,977              4.72%

--------
  *   Less than one percent.
 (1)  Based on publicly available information as of December 31, 1999.
 (2) Includes 54,165 shares subject to options exercisable within 60 days of December 31, 1999.

 (3) Includes 25,000 shares subject to options exercisable within 60 days of December 31, 1999.
 (4) Includes 26,165 shares subject to options exercisable within 60 days of December 31, 1999.
 (5) Includes 10,000 shares subject to options exercisable within 60 days of December 31, 1999 and 25,000 shares over which Dr. Sarti and his spouse share voting power and are held in the Sarti Family Trust.
 (6) Includes 28,750 shares subject to options exercisable within 60 days of December 31, 1999.
 (7) Includes 17,122 shares subject to options exercisable within 60 days of December 31, 1999.
 (8) Includes 31,349 shares subject to options exercisable within 60 days of December 31, 1999.
 (9) Includes 26,250 shares subject to options exercisable within 60 days of December 31, 1999 and 1,400 shares held by Mr. Guisinger's minor son.
(10) Includes 17,500 shares subject to options exercisable within 60 days of December 31, 1999 and 1,500 shares held in an Individual Retirement Account.
(11) Includes 10,000 shares subject to options exercisable within 60 days of December 31, 1999.
(12) Includes 5,800 shares over which Dr. Pfeffer and his spouse share voting and dispositive power and includes 10,000 shares subject to options exercisable within 60 days of December 31, 1999.
(13) Includes 9,750 shares subject to options exercisable within 60 days of December 31, 1999 and 280 shares held by Mr. Dunn's spouse.
(14)  Represents 10,000 shares held by Dr. Mario's spouse.
(15) Includes 286,051 shares subject to options exercisable within 60 days of December 31, 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Relationship with ATL Ultrasound

  One of our directors, Jacques Souquet, is currently an executive officer of ATL Ultrasound. In connection with our spin-off from ATL Ultrasound, ATL Ultrasound contributed $30.0 million of cash to us for working capital and other purposes. Also in connection with the spin-off, we entered into the following agreements with ATL Ultrasound that govern our relationship and provide for the allocation of certain liabilities and obligations arising from periods prior to the spin-off:

  Technology Transfer and License Agreement. We entered into a technology transfer and license agreement with ATL Ultrasound, as amended, under which we take ownership of certain handheld ultrasound technology developed by ATL Ultrasound, including patent rights that have been established or are being pursued for that technology. We also receive a nonexclusive license to use any other ATL Ultrasound technology in existence or developed during the period ending three years after April 6, 1998 in our handheld ultrasound products. This license bears a royalty equivalent to a percentage of the worldwide net revenues from the sales of specified handheld ultrasound products that use ATL technology. A lump-sum payment in the amount of $150 million is due to ATL Ultrasound as a license fee if we are acquired by another entity during the five-year period beginning April 6, 1998. If, during the next ensuing three-year period, we are acquired by an entity engaged in the medical diagnostic imaging business (with some exceptions), a lump-sum license fee of $75 million is due to ATL Ultrasound.

  The technology transfer and license agreement includes a cross-license with ATL Ultrasound whereby ATL Ultrasound has the right to use certain SonoSite technology in existence or developed before April 6, 2001. We also agreed with ATL Ultrasound that, until April 6, 2003, we will not use specified ATL Ultrasound technology to develop, manufacture or sell certain ultrasound devices weighing more than 15 pounds, and ATL will not develop, manufacture or sell certain ultrasound devices that weigh 15 pounds or less. After April 6, 2003, each party's ongoing obligation with respect to the technology of the other will be to respect the patent and copyright rights of the other, although we will retain a license to use the previously licensed ATL Ultrasound technology for ultrasound devices weighing 15 pounds or less, and ATL Ultrasound will retain a license to use our previously licensed technology for ultrasound devices weighing over 15 pounds.

  OEM Supply Agreement. We entered into an OEM Supply Agreement with ATL Ultrasound under which we have the option to have handheld ultrasound products and subassemblies manufactured exclusively for us by ATL Ultrasound in accordance with our specifications for a period up to five years from April 6, 1998. Upon mutual agreement on production timing and costs, ATL Ultrasound will supply us with the specified items at ATL Ultrasound's cost during an initial period following April 6, 1998 and at ATL Ultrasound's cost plus a premium after the initial period through the fifth year. We will bear any nonrecurring engineering costs and capital expenditures associated with such manufacture. We have the right to terminate this agreement upon 180 days' notice, in which case ATL Ultrasound will assist us in the transfer of the manufacturing function to us or another supplier designated by us.

  Service Agreements. To ensure an orderly transition following the spin-off, ATL Ultrasound agreed to provide to us at our expense for limited periods of time ranging up to five years, but only as may be requested by us, a number of services, including financial, human resource, engineering, information, facilities and regulatory services. Pursuant to an engineering service agreement, we pay ATL Ultrasound for engineering services rendered in amounts which are intended to compensate ATL Ultrasound for its out-of-pocket expenses (including the salaries, benefits and overhead expenses of the ATL Ultrasound employees providing such services) and for a markup of 20%. We also pay for capital equipment to supply the engineering services requested by us, and take ownership of such capital equipment at the cessation of ATL Ultrasound's provision of the engineering services. ATL Ultrasound may adjust such prices periodically in line with its own periodic determination of the cost to ATL Ultrasound of such services. We may discontinue any of the engineering services covered by the engineering service agreement on 90 days' prior written notice to ATL Ultrasound. Also, in the event of any dispute over the engineering services or the manner in which they are performed by ATL Ultrasound, we may terminate the engineering service agreement. ATL Ultrasound has the right in certain circumstances to terminate the engineering service agreement on 90 days' notice. ATL Ultrasound is offering these services for the period ending April 6, 2003. Engineering services after the fifth year will be at the mutual consent of ATL Ultrasound and SonoSite. In addition, ATL Ultrasound has agreed to provide other services, such as regulatory support and advisory services, on substantially similar terms as the engineering service agreement.

 Change-in-Control Agreements with our Executive Officers

  We have entered into change-in-control agreements with Messrs. Goodwin, Dunn, Guisinger, Gusdorf, Seaton and Tefft, and Dr. Quistgaard, our executive officers. See "EXECUTIVE COMPENSATION--Change-in-Control Arrangements."

  We believe that the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Any future transactions between us and our officers, directors, principal shareholders and their affiliates will be subject to approval by a majority of our board of directors, including a majority of our independent and disinterested directors, and will be on terms that we believe are no less favorable to us than would be available from independent third parties.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The board of directors has selected KPMG LLP, certified public accountants, to act as our independent auditor for the fiscal year ending December 31, 2000. KPMG has been our auditor since 1998.

  A representative of KPMG is expected to be present at the annual meeting and will have the opportunity to make a statement, if the representative so desires. The representative will be available to respond to appropriate questions from shareholders.

                                 OTHER BUSINESS

  The board of directors does not intend to present any business at the annual meeting other than as set forth in the accompanying notice of annual meeting of shareholders and has no present knowledge that any others intend to present business at the annual meeting. If, however, other matters requiring the vote of the shareholders properly come before the annual meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals intended for inclusion in the proxy materials for our 2001 annual meeting must be received by us no later than November 29, 2000.

  Pursuant to our bylaws, shareholders that intend to present a proposal that will not be included in the proxy materials must give written notice of the proposal to us no fewer than 90 days prior to the date of the 2001 annual meeting; if our 2001 annual meeting is scheduled for a date earlier than the first Tuesday in May then such notice must only be given within ten days after our first public disclosure of the scheduled meeting date. In addition, if we receive notice of a shareholder proposal after February 12, 2001, the persons named as proxies in the proxy materials will have discretionary authority to vote on such shareholder proposal.

  Such proposals should be directed to the Corporate Secretary, SonoSite, Inc., 19807 North Creek Parkway, Suite 200, Bothell, Washington 98011-8214.

                          ANNUAL REPORT AND FORM 10-K

  A copy of our Annual Report to Shareholders for 1999, including financial statements, accompanies this proxy statement.

  A copy of our annual report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, will be furnished without charge to beneficial shareholders or shareholders of record upon request to Investor Relations at our principal executive offices.

                                          By order of the Board of Directors

                                          /s/ Donald F. (Guy) Seaton III

                                          Donald F. (Guy) Seaton III
                                          Chief Financial Officer and
                                           Secretary
Bothell, Washington
March 27, 2000

                                SONOSITE, INC.


           This Proxy is solicited by the Board of Directors for the 2000 Annual Meeting of Shareholders - May 3, 2000

     The undersigned hereby appoint(s) Kevin M. Goodwin and Donald F. (Guy) Seaton III and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of SonoSite, Inc. held of record by the undersigned on March 15, 2000 at the annual meeting of shareholders of the Company to be held at the Bellevue Club, 11200 Southeast Sixth Street, Bellevue, Washington at 9:00 a.m. on Wednesday, May 3, 2000, with authority to vote upon the matters listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.



                                                                                            WITHHOLD
(1)  ELECTION OF NINE DIRECTORS                                                             AUTHORITY
     Nominees:  Kirby L. Cramer, Kevin M. Goodwin,               FOR the                 to vote for the
     Edward V. Fritzky, Steven R. Goldstein, M.D.,               Nominees                   Nominees
     Ernest Mario, Ph.D., William G. Parzybok, Jr.,                [ ]                         [ ]
     Jeffrey Pfeffer, Ph.D., Dennis A. Sarti, M.D. and
     Jacques Souquet, Ph.D.


     WITHHOLD for the following only: (write the name of the nominee in the space below)


-----------------------------------------------------------------------------


     Unless otherwise directed, all votes will be apportioned equally among those persons for whom authority is given to vote.


              IMPORTANT - PLEASE DATE AND SIGN ON THE OTHER SIDE

     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ITEM 1.

     The board of directors recommends a vote "FOR" Item 1.


                                       Date
                                           -----------------------------------

                                       Signature(s)
                                                   ---------------------------

                                       Date
                                           -----------------------------------

                                       Signature(s)
                                                   ---------------------------

                                       Please sign exactly as your name appears hereon. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

                                       [ ]  I plan to attend the annual meeting.

                                      -2-